Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

Protective Reports Results for the Third Quarter of 2011

•                  Operating Earnings of $84 million, or $0.98 per share, up 34% from 3Q10

•                  Net Income of $89 million, or $1.03 per share, up 26% from 3Q10

•                  Returned $47 million to shareholders during 3Q11 through share repurchase and dividends

BIRMINGHAM, Alabama (November 2, 2011) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the third quarter of 2011. Net income available to PLC’s common shareowners for the third quarter of 2011 was $88.6 million, or $1.03 per average diluted share, compared to $70.4 million, or $0.80 per average diluted share, in the third quarter of 2010.  Operating income, after tax, was $84.3 million, or $0.98 per average diluted share, compared to $62.8 million, or $0.71 per average diluted share, in the third quarter of 2010.

Net income available to PLC’s common shareowners for the nine months ended September 30, 2011 was $249.2 million, or $2.86 per average diluted share, compared to $181.6 million, or $2.07 per average diluted share, for the nine months ended September 30, 2010. Operating income, after tax, was $229.6 million, or $2.64 per average diluted share, compared to operating income, after tax, of $184.9 million, or $2.11 per average diluted share, for the nine months ended September 30, 2010.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“In the third quarter we demonstrated again the resilience and strength of our core franchise.  Notwithstanding a challenging macroeconomic environment, we are pleased to report that operating earnings were up 34% compared to the same quarter last year and are up 24% on a year-to-date basis.  Core segment results were solid across the board, and were especially strong in our Annuity, Acquisitions and Stable Value segments.  As we look to the balance of the year, we are optimistic about our ability to stay on plan and deliver solid results for the year.”

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax
(dollars in thousands)	3Q11	3Q10	$ Variance	% Variance
Life Marketing	$20,321	$30,868	$(10,547)	-34%
Acquisitions	44,028	27,866	16,162	58%
Annuities	43,784	22,704	21,080	93%
Stable Value Products	14,217	8,339	5,878	70%
Asset Protection	6,019	5,154	865	17%
Corporate & Other	(3,815)	405	(4,220)	n/m
	$124,554	$95,336	$29,218	31%

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	3Q11	3Q10
Operating income before income tax	$124,554	$95,336
Realized investment gains (losses)	7,150	13,386
Less:
Periodic settlements on derivatives	—	42
Related amortization of deferred policy acquisition costs and value of business acquired	501	1,606
Income tax expense	42,589	36,626
Net income available to PLC’s common shareowners	$88,614	$70,448

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	3Q11	3Q10	$ Variance	% Variance
Life Marketing	$27.7	$39.8	$(12.1)	-30%
Annuities	859.8	677.2	182.6	27%
Stable Value Products	430.0	66.5	363.5	n/m
Asset Protection	110.6	97.3	13.3	14%

Review of Business Segment Results for Third Quarter

Life Marketing

Life Marketing segment pre-tax operating income was $20.3 million in the third quarter of 2011 compared to $30.9 million in the third quarter of 2010. The decrease was primarily due to the impact of unlocking(1) which reduced operating income by $12.0 million in the third quarter of 2011 and increased operating income by $2.3 million in the same quarter last year.  This decrease was partially offset by more favorable traditional life mortality experience.  Actual traditional life mortality was 91% of expected in the third quarter of 2011 compared to 94% of expected in the third quarter of 2010.

Sales were $27.7 million in the current quarter, a decrease of 30% compared to $39.8 million in the third quarter of 2010.  Consistent with our strategy to shift our sales mix, universal life insurance sales (including variable universal life and bank-owned life insurance) represented 98% of total sales this quarter.

Acquisitions

Acquisitions segment pre-tax operating income was $44.0 million in the third quarter of 2011 compared to $27.9 million in the same quarter last year. The increase was primarily due to the addition of United Investors Life Insurance Company (“United Investors”) and the Liberty Life Insurance Company (“Liberty Life”) coinsurance business, which added $18.7 million of operating income, partially offset by expected runoff in other blocks of acquired business.

Annuities

Annuities segment pre-tax operating income was $43.8 million in the third quarter of 2011 compared to $22.7 million in the third quarter of 2010.  The current quarter included a favorable $19.4 million impact related to guaranteed benefits of certain variable annuity (“VA”) contracts, as compared to an unfavorable $1.0 million impact in the third quarter last year.  The remaining increase in the third quarter of 2011 resulted from higher VA fees, higher spreads, and favorable single premium immediate annuities (“SPIA”) mortality, offset by unfavorable unlocking(1) compared to the prior year’s third quarter.  Unlocking(1) reduced operating income by $8.8 million in the third quarter of 2011 and increased operating income by $2.4 million in the same quarter last year.

Net cash flows for the segment remained positive during the quarter. Annuity account values were $14.0 billion as of September 30, 2011, an increase of 18% over the past twelve months.

Sales in the third quarter of 2011 were $859.8 million compared to $677.2 million in the third quarter of 2010. Variable annuity sales were $573.2 million, compared to $436.4 million in the third quarter of 2010.  Fixed annuity sales were $286.6 million compared to $240.9 million in the prior year’s third quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $14.2 million in the third quarter of 2011 compared to $8.3 million in the third quarter of 2010.  The increase in operating earnings was primarily due to higher operating spreads offset by a decline in the average account balance.  The current quarter results included $1.2 million of participating mortgage and bank loan fee income.  The third quarter of 2010 included an impact of $0.1 million related to participating mortgage and bank loan fee income. The operating spread was 210 basis points for the three months ended September 30, 2011, an increase of 110 basis points over the same quarter last year.

Account balances as of September 30, 2011 were $2.8 billion. Total sales were $430.0 million for the three months ended September 30, 2011, compared to $66.5 million in the third quarter of 2010.

Asset Protection

Asset Protection segment pre-tax operating income was $6.0 million in the third quarter of 2011 compared to $5.2 million in the third quarter of 2010.  The increase was primarily the result of an increase in earnings from the guaranteed asset protection (“GAP”) product line due to higher volume and favorable loss experience and an increase in credit insurance earnings due to favorable loss experience and lower expenses.  These increases were partially offset by higher expenses, including those related to new initiatives, within the service contract product line.

Sales in the current quarter were $110.6 million, an increase of 14%, compared to the third quarter of 2010. Service contract sales increased $11.7 million and sales of the GAP product increased $2.7 million compared to the prior year’s quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $3.8 million in the third quarter of 2011 compared to operating income of $0.4 million in the third quarter of 2010.  The decrease was primarily the result of a $6.5 million reduction in investment income versus the prior year’s third quarter.  Partially offsetting this decrease was a $6.3 million pre-tax gain from the repurchase of non-recourse funding obligations, an increase of $2.4 million as compared to the third quarter of 2010.

(1) The Company periodically reviews and updates as appropriate key assumptions on products using the ASC Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.

Share Repurchase Program

During the third quarter of 2011, the Company repurchased 1.9 million shares, at a total cost of $33.6 million.  For the nine months ended September 30, 2011, the Company repurchased 3.0 million shares, at a total cost of $58.5 million.

On October 31, 2011, the Board of Directors authorized a new share repurchase program that replaces the remaining capacity under the previously authorized program. The October 2011 authorization allows repurchases totaling up to $300 million through December 31, 2014. Consistent with the previously authorized share repurchase program, future repurchase activity will depend on many factors, including capital levels, liquidity needs, rating agency expectations, and the relative attractiveness of alternative uses for capital.

Investments

•                  The net unrealized gain position on investments was $945 million, after tax and DAC offsets, an improvement of $592 million compared to December 31, 2010.

•                  Total cash and investments were $35.2 billion as of September 30, 2011.  This includes $0.4 billion of cash and short-term investments.

•                  During the third quarter of 2011, the Company had $9.8 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Delinquent mortgage loans and foreclosed properties were $44.7 million as of September 30, 2011, representing 0.8% of the commercial mortgage loan portfolio. This amount includes $16.1 million of loans, representing 0.3% of the commercial mortgage loan portfolio, that were restructured pursuant to the terms of a pooling and servicing agreement.

•                  Net realized investment gains, after tax, of $4.3 million, or $0.05 per average diluted share, were recorded in the third quarter of 2011, compared to net realized investment gains, after tax, of $7.6 million, or $0.09 per average diluted share, in the third quarter of 2010.

Net Realized Investment/Derivative Activity
(dollars per average diluted share)	3Q 2011	3Q 2010

Net realized gain	$0.16	$0.13
Impairments	(0.07)	(0.06)
Modco net realized gain	0.11	0.08
Derivative activity - interest rate related	(0.08)	(0.03)
All other	(0.07)	(0.03)
Total	$0.05	$0.09

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Consolidated Results

(dollars in thousands; net of income tax)	3Q 2011	3Q 2010

After-tax Operating Income	$84,292	$62,818
Realized investment gains (losses) and related amortization
Investments	83,135	66,018
Derivatives	(78,813)	(58,388)
Net income available to PLC’s common shareowners	$88,614	$70,448

(dollars per average diluted share; net of income tax)	3Q 2011	3Q 2010

After-tax Operating Income	$0.98	$0.71
Realized investment gains (losses) and related amortization
Investments	0.97	0.76
Derivatives	(0.92)	(0.67)
Net income available to PLC’s common shareowners	$1.03	$0.80

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

	September 30,	December 31,
(dollars in thousands)	2011	2010
PLC’s shareowners’ equity	$4,082,235	$3,331,087
Less: Accumulated other comprehensive income (loss)	884,452	293,254

PLC’s shareowners’ equity, excluding accumulated other comprehensive income (loss)	$3,197,783	$3,037,833

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income (Loss) per share

	September 30,	December 31,
(dollars per common share outstanding)	2011	2010
PLC’s shareowners’ equity	$49.30	$38.88
Less: Accumulated other comprehensive income (loss)	10.69	3.42

PLC’s shareowners’ equity excluding accumulated other comprehensive income (loss)	$38.61	$35.46

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on November 3, 2011 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-770-7125 (international callers 1-617-213-8066) and entering the conference passcode: 55083509. A recording of the call will be available from 1:00 p.m. Eastern November 3, 2011 until midnight November 17, 2011. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 30345884.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section under Financial Information.

Investor Conference

Management will host the 2011 Annual Investor Conference on November 30, 2011 from 9:00 a.m. Eastern to 12:30 p.m. Eastern in New York City.  The live webcast and presentation slides will be available on the Company’s website at www.protective.com.   For meeting details, please contact Eva Robertson, Vice President of Investor Relations, at 205-268-3912 or via email at eva.robertson@protective.com.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”), and value of business acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, including the possibility of climate change, pandemics, malicious and terrorist acts; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if the Company’s assumptions regarding the fair value and future performance of its investments differ from actual experience; (9) the use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations or significant and sustained periods of low interest rates could negatively affect our interest earnings and spread income or otherwise impact our business; (12) equity market volatility could negatively impact our business, particularly with respect to our variable products; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions, including those imposed at both the state and federal level and we may become subject to additional regulation under recently approved federal law; (15) changes in tax law or interpretations of existing tax law could adversely affect us and our ability to compete with non-insurance financial products or reduce the demand for certain insurance products; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) the company, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others, including but not limited to distributors, third-party administrators, fund managers; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect our data processing systems or those of our business partners; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could impact our reported earnings; (28) capital and credit market volatility or disruption could adversely impact us in several ways, including but not limited to causing market price and cash flow variability in our fixed income portfolio, defaults on principal or interest payments by issuers of our fixed income investments, other than temporary impairments of our fixed income investments and our ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; (29) deterioration of general economic conditions could result in a severe and extended economic recession, which could materially adversely affect our business and results of operations; (30) we may not be able to protect our intellectual property and may be subject to infringement claims; (31) we could be adversely affected by an inability to access our credit facility; and (32) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K and Part II, Item 1A, Risk Factors, of the Company’s subsequent quarterly reports on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912